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                                  EXHIBIT 10.2

                               SEVERANCE AGREEMENT
                                  (JOHN GOLDEN)








                                       32



                  SEVERANCE AGREEMENT AND GENERAL RELEASE

     WHEREAS, John F. Golden ("Employee") has been employed by the State Federal Savings and Loan Association and State Fed Financial Corporation (individually and collectively referred to as "Employer"), and;

     WHEREAS, Employer and Employee desire to agree to the terms of Employee's retirement and end of employment with Employer.

     WHEREFORE, IT IS AGREED:

     1. RESIGNATION. Employee shall resign all positions with Employer and its subsidiaries,including his positions on any boards or committees affiliated with Employer, on 3/15/01. Employee will receive all wages and benefits accrued through this date.

     2. SEVERANCE PAY. In addition to amounts in paragraph 1, Employer shall pay Employee severance pay that shall continue for three years after the date of termination of employment. The severance pay shall amount to 1) $60,000 per year payable on a monthly basis in lieu of any and all compensation and board fees, and 2) payment of health insurance premiums under Medicare Supplement, Dental and Prescription Drug policies which, together with Medicare, will provide health insurance coverage approximately equivalent to the current health insurance plan available to full time employees of Employer. Employee agrees to be responsible for application for Medicare coverage and Medicare Supplement, Dental and Prescription Drug policies. In the event of the untimely death of Employee, any remaining unpaid amounts of severance pay under 1) above will be paid to Employee's estate.

          The Employer recognizes that Employee maintains stock options with Employer and said stock options may be exercised as referenced in numbered paragraph 1 pursuant to the pre-existing terms and conditions relating to the stock options.

          Further, Employer recognizes that Employee maintains a $45,000 non interest bearing account at Employer which is payable upon demand of Employee. This account shall not be forfeited upon retirement and may be accessed and paid out in full or in increments to the Employee on demand.

     3. EQUIVALENT INSURANCE COVERAGE. It is agreed that the following policies, together with Medicare will provide such approximately equivalent coverage under the terms of paragraph 2:

                  1.       Medicare Part B Premiums
                  2.       Medicare Supplement Standard policy F;
                  3.       Iowa Banker's Delta Dental Plan II;
                  4.       Iowa Banker's Prescription Drug Retiree Plan.

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     4.   GENERAL RELEASE. In exchange for the severance payment in paragraph 2 above, Employee, except as expressly provided in paragraph 2 of this Severance Agreement and General Release, hereby releases, acquits, and forever discharges Employer and its affiliates and all their directors, officers, employees, agents, and attorneys, from any and all claims or causes of action of any kind, known or unknown, that Employee may have up until the date of execution of this Severance Agreement and General Release. This release includes, but is not limited to, any claims in contract or in tort or based on any state, federal, or local statute or ordinance. The release includes, but is not limited to, all claims under state or federal civil rights laws, all claims under the federal Age Discrimination in Employment Act, all claims under Iowa Code Chapter 91A, all claims of common law torts, including but not limited to defamation, intentional interference with business relations, and intentional infliction of emotional distress. This general release does not include release of any claims that may arise after the termination of Employee's employment.

     5. COVENANT NOT TO SUE. Employee and Employer agree not to cause any claim on his behalf that is subject to the general release in paragraph 4 above to be filed with any court or administrative agency. In the event of breach of this covenant not to sue, Employer or Employee may recover from the party in breach reasonable attorneys fees and costs caused by the breach.

     6. NON COMPETITION. For three years following the execution of the Severance Agreement and General Release, Employee shall not directly or indirectly be engaged in any activity which competes with the business of Employer. For the purpose of this paragraph, activity which competes with the business of employer shall mean employment, consulting, or providing of service to any person or entity in the business of banking or which makes commercial or personal loans within a 50 mile radius of the Des Moines, Iowa metropolitan area.

     7. RETURN OF PROPERTY OF EMPLOYER. Upon execution of this Severance Agreement and General Release, Employee shall deliver to Employer all property of Employer, including but not limited to keys, records, credit cards, and any other items.

     8. STATEMENT UPON EXECUTION OF SEVERANCE AGREEMENT AND GENERAL RELEASE. The parties shall release a statement, attached hereto as Exhibit A, upon the execution of the Settlement Agreement and General Release.

     9. RIGHT TO CONSIDER. Employee may take up to twenty one days to consider whether or not to enter into this Severance Agreement and General Release.

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     10.  RIGHT TO REVOKE. Employee may revoke his agreement to the terms of this Severance Agreement and General Release within seven days after his execution Such revocation must be made in writing and delivered to the offices of the Employer.

     11. ENTIRE AGREEMENT. This Severance Agreement and General Release represents the entire agreement of the Employer and Employee and supercedes any and all previous agreements or understandings of the parties. This Severance Agreement and General Release may be amended only in writing signed by both parties.

     12. NO INDUCEMENTS OR REPRESENTATIONS. Employer has made no inducements or representations to Employee other than those expressly made in this Severance Agreement and General Release.

     13. GOVERNING LAW. This Settlement Agreement and General Release shall be governed by the laws of the State of Iowa.

     14. CONSULTATION WITH AN ATTORNEY. In exchange for payments made, this Settlement Agreement and General Release contains a release of all claims you may have against Employer up until the date of execution of the document. You are urged to consult with an attorney of your choice before execution of this Settlement Agreement and General Release.


 CAUTION.  THIS DOCUMENT CONTAINS A RELEASE.  READ BEFORE SIGNING.


         AGREED:


/s/ Craig A. Wood, Co-President
/s/ Andra K. Black, Co President                         3/15/01
--------------------------------                       ----------------------
Representative                                         Date
State Federal Savings & Loan
Association
State Fed Financial Corporation


/s/ John Golden                                          3/15/01
---------------------------                            ----------------------
John Golden                                            Date





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                                    EXHIBIT A


                 JOINT STATEMENT UPON RESIGNATION OF JOHN GOLDEN

     John Golden has been employed by State Federal Savings and Loan for over forty years. The Board of Directors wishes to acknowledge the many contributions John has made over the years, and wishes him all the best on the occasion of his retirement.

     Mr. Golden, in announcing his retirement, expressed satisfaction over his years of service to State Federal Savings and Loan. "It has been a great career, and I certainly wish State Federal and all its officers, employees, and, most importantly, the customers whom I have had the privilege to serve, all the best."